                                                                   Exhibit 10.10

                                     [LOGO]
                                 Spectra Science
                              C O R P O R A T I O N

                         Adaptive Labeling for the USPS

                                  Project Goal

Spectra Science proposes to develop an invisible labeling system based on Spectra Science's proprietary and patent pending technology. Spectra Science will target the demonstration of all three approaches in a form which is clearly suitable for use in coding and reading flat mail at rates of ~1item/second using the current bar code hardware used by the USPS. The development will focus on the material systems of photochromics, thermochromics and the use of lower critical solution temperature media long with the engineering of an appropriate stimulus system, all with the required response time of several milliseconds or less.

The following two-phase budget will have as deliverables a complete and detailed report for the first tranche of funding and a satisfactory demonstration of at least one labeling approach for the second. In addition, the second tranche of funding will also serve as a fully paid-up, non-exclusive and non-transferable license fee for use of the technology for the sorting of flat mail in the United States.

Based on USPS times, Spectra Science proposes to begin work immediately with the consummation of a contract with the USPS taking place no later than July 1, 2001.

                                      ------------------------------------------
                                      Contact Information: Nabil M. Lawandy, PhD
                                                                 President & CEO
                                                     Spectra Science Corporation
                                                321 South Main Street, Suite 102
                                                            Providence, RI 02903
                                                          Ph: 401-274-4700 x3007
                                                                Fx: 401-274-3127
                                            e-mail: nlawandy@spectra-science.com

             Adaptive Labeling for the United States Postal Service

                                     Budget

Development of a compatible photochromic and thermochromic ink
   .    Labor (PhD Chemist and Technician)........................     214,500
LCST Materials Development
   .    Labor (PhD Chemist and Technician)........................     214,500
   .    Materials.................................................      88,000
Stimulus System Development.......................................     286,000
Capital Equipment.................................................     107,250
Supplies, Chemicals, Machining....................................      94,600
Consulting .......................................................     120,500
Project Total.....................................................   1,125,350

Note: Labor and materials expenses include all applicable indirect labor, general and administrative overhead burdens per most recent DCAA audit.

--------------------------------------------------------------------------------

..    Spectra Science will assume 65% of the development costs and the USPS will assume up to 45% if the development results in a successful demonstration.

..    USPS cost sharing:

     .    Phase I deliverable includes a complete and detailed
          report of the Adaptive Labeling development (~16%).         177,243

     .    Phase II includes the satisfactory demonstration of at
          least one labeling approach. The second tranche of
          funding will also serve as a fully paid up,
          non-exclusive and non-transferable license for use of
          the flat mail sorting technology in the United States
          (~29%).                                                     329,164

..    Total USPS funding for completed technology, demonstration and
     license                                                          506,407

                                     [LOGO]
                                 Spectra Science
                              C O R P O R A T I O N

December 11, 2001

Jeff Donohue
Kirkpatrick & Lockhart
75 State Street
Boston, MA 02109-1808

Dear Mr. Donohue,

Enclosed is a copy of the U.S. Postal Service contract award for your Due Diligence file.

Regards,


/s/ Celeste Rodrigues
-------------------------------
Celeste Rodrigues

--------------------------------------------------------------------------------
321 South main Street, . Suite 102 Providence, RI 02903 . TEL: 401274-4700
.. FAX: 401-274-3127

PURCHASING SPECIALIST
USPS AUTOMATION PURCHASING

[LETTERHEAD] UNITED STATES POSTAL SERVICE

December 7, 2001

Nabil M. Lawandy
Spectra Systems Corporation
321 South Main Street, Suite #102
Providence, RI 02903

Dear Mr. Lawandy:

Enclosed is contract award #512593-02-Z-0230 to provide the U.S. Postal Service research, materials development, ink development, and hardware development. The Postal Service looks forward to partnering with your company on this and future efforts. If I can be further assistance to you, I may be contacted at (703) 280-7803.

Sincerely,


/s/ Robert L. Oates
-------------------------------
Robert L. Oates III, C.P.M.
Purchasing Specialist
USPS Automation Purchasing

Enclosures

8403 Lee HWY (Dewey Building)
Merrifield, VA 22082-8150
703-280-7803
Fax: 703-280-8412

--------------------------------------------------------------------------------------------------------------
                                U.S. POSTAL SERVICE OFFER AND AWARD: GENERAL
--------------------------------------------------------------------------------------------------------------
   1. CONTRACT NUMBER:512593-02-Z-0230                              2. SOLICITATION NUMBER: 102590-02-A-0007
   3. PR NUMBER: 01-07363                                           4. SOC/EC:  A  5. COMMODITY: 7510C
--------------------------------------------------------------------------------------------------------------
   6.  a. ISSUED BY:   ACO CODE: 512593                             b. FOR INFORMATION CALL:
                                                                       Name: Robert L. Oates C.P.M., A.P.P.
    U.S. POSTAL SERVICE                                                Title: Purchasing Specialist
    AUTOMATION PURCHASING                                              Tel: (703) 780-7803
    8403 LEE HIGHWAY DEWEY BLDG                                        (No Collect Calls)
    MERRIFIELD, VA 22082-8412                                          Fax: (703) 780-8412
                                                                       E-Mail: roates@email.usps.gov
--------------------------------------------------------------------------------------------------------------
   7.  a. SUPPLIER:
                                                                    b. Contact Name: NABIL M. LAWANDY
   SPECTRA SYSTEMS CORPORATION                                      c. Telephone No.: (401) 274-4700
   321 SOUTH MAIN STREET                                            d. TIN/SSN:       05-0491841
   SUITE 102                                                        e. Parent TIN:
   PROVIDENCE                        RI 02903                          TIN = Taxpayer Identification Number
                                                                       E-Mail:    STILLOTSON@SPSY.COM
--------------------------------------------------------------------------------------------------------------
       f. Remittance Name and/or Address: (If different from above)

--------------------------------------------------------------------------------------------------------------
   8. DELIVERY/PERFORMANCE REQUIREMENTS:

                                 See Section C.

--------------------------------------------------------------------------------------------------------------
   9. ITEMS & PRICES/GENERAL DESCRIPTION OF REQUIREMENT:

                                 See Section A.

--------------------------------------------------------------------------------------------------------------
   10. DISCOUNT FOR PROMPT PAYMENT:NET 30
--------------------------------------------------------------------------------------------------------------
   11. a. ACCEPTED AS TO ITEMS NUMBERED                                                    (Completed by USPS)

       b. GRAND TOTAL: $177,243.00                                  c. NET TOTAL:
--------------------------------------------------------------------------------------------------------------
   12. BILLING INSTRUCTIONS (Submit Invoices to):
       USPS ENGINEERING                            ATTN: GEORGE COUPAR
       8403 LEE HIGHWAY                            MERRIFIELD, VA 22082-8101
--------------------------------------------------------------------------------------------------------------
   13. SIGNATURES: SUPPLIER                               U.S. POSTAL SERVICE


   /s/ Nabil M. Lawandy               Dec., 4, 2001        /s/ Robert D. D'Orso                      12/9/01
   ---------------------------        -------------        ---------------------------             -----------
          Signature                       Date                     Signature                       Award Date

                   Nabil M. Lawandy CEO                                   Robert D. D'Orso C.P.M.
   ---------------------------------------------------     ---------------------------------------------------
   Type or Printed Name and Title of Person Authorized                  Name of Contracting Officer
                         to Sign Offer
--------------------------------------------------------------------------------------------------------------

Distribution: Original-File Copy-Contractor

U.S. POSTAL SERVICE SOLICITATION: GENERAL

U.S. POSTAL SERVICE: OFFER AND AWARD GENERAL

[INSERT FORM HERE]

                              PRIVACY ACT STATEMENT

To the extent that the information you provide is about an individual, the Privacy Act will apply. Collection of that information is authorized by 39 USC
401. As a routine use, the information may be disclosed to an appropriate government agency, domestic or foreign, for law enforcement purposes; where pertinent, in a legal proceeding to which the USPS is a party or has an interest; to a government agency in order to obtain information relevant to a USPS decision concerning employment, security clearances, contracts, licenses, grants, permits or other benefits; to a government agency upon its request when relevant to its decision concerning employment, security clearances, security or suitability investigations, contracts, licenses, grants, or other benefits; to a congressional office at your request; to an expert, consultant, or other person under contract with the USPS to fulfill an agency function; to the Federal Records Center for storage; to the Office of Management and Budget for review of private relief legislation; to an independent certified public accountant during an official audit of USPS finances; to an investigator, administrative judge or complaints examiner appointed by the Equal Employment Opportunity Commission for investigation of a formal EEO complaint under 29 CFR 1614; to the Merit Systems Protection Board or Office of Special Counsel for proceedings or investigations involving personnel practices and other matters within their jurisdiction; to a labor organization as required by the National Labor Relations Act; to a federal, state or local agency, financial institution or other appropriate entity for the purpose of verifying an individual's or entity's eligibility or suitability for engaging in a transaction. In addition, the following disclosures may be made to any person: a solicitation mailing list when a purchase is highly competitive and competitions will not be harmed by release, or to provide an opportunity for potential subcontractors seeking business; a list of lessors of real or personal property to the Postal Service; a list of entities with whom the Postal Service transacts for goods or services, interests in real property, construction, financial instruments, or intellectual property; and the identity of the successful offeror. Completion of this form is voluntary; however, if this information is not provided, we will be unable to process your request.

                                PART 1 - SCHEDULE

                          SECTION A - ITEMS AND PRICES

A.1  ITEMS AND PRICES (Clause OB-89) (June 1988)

     The contractor shall provide the following:

The Supplier shall provide research, materials development, ink development, hardware development and test and validation of materials and hardware in accordance with SOW (attachment I) and Supplier Proposal (attachment II). The Postal Service has the right to exercise the option stated below at any time during the period of performance.

Item Number: 001        PSN (If applicable):        PSIN (If applicable):

Supplies/Services: Photochromic/Thermochromic Ink - Phase I- Research, material development, hardware development, test and validation.

Qty: 1     Unit: JB     Unit Price: $177,243.0000   Ext. Price: $177,243.00

Item Number: 002        PSN (If applicable):        PSIN (If applicable):

Supplies/Services: Option: Spectra Systems grants the Postal Service a nonexclusive, nontransferable paid-up license to use the developed Photochromic/Thermochromic materials and labeling system throughout the United States by or on behalf of the Postal Service as set forth in Clause 8-15.

Qty: 1     Unit: JB     Unit Price: $329,164.0000   Ext. Price: $329,164.00

                  SECTION B - SPECIFICATIONS/STATEMENT OF WORK

B.1  STATEMENT OF WORK/SPECIFICATIONS (Clause OB-31) (June 1997)

The statement of work/specifications listed in Section I are hereby made part of this solicitation and any resultant contract.

                        SECTION C - DELIVERY/PERFORMANCE

C.1 CLAUSES INCORPORATED BY REFERENCE

     The following clauses are incorporated by reference as if set forth in full text. The text of these clauses may be accessed electronically in Appendix B, Contract Clauses, of the Purchasing Manual (PM) at this address http://www.usps.com/cpim/ftp/manuals/pm/pmtc.pdf or will be provided by the contracting officer upon request. PM citations that prescribe the clauses are shown in parentheses.

CLAUSE
NUMBER   DATE           TITLE
------   ----           -----

B-15     January 1997   NOTICE OF DELAY (B.2.1)
B-16     January 1997   SUSPENSIONS AND DELAYS (B.2.1)
B-19     January 1997   EXCUSABLE DELAYS (B.2.1)
2-9      January 1997   DEFINITION OF DELIVERY TERMS AND
                        SUPPLIER'S RESPONSIBILITIES (2.2.5)
2-11     January 1997   POSTAL SERVICE PROPERTY-FIXED-PRICE
                        Alternate I (2.2.7d(1)

C.2 DEFINITE QUANTITY (Clause 2-41) (January 1997)

     a. This is a definite-quantity contract. The Postal Service will order the quantity of supplies or services specified in the Schedule, and the supplier must furnish those supplies or services when ordered. Delivery or performance must be made at locations designated in orders issued in accordance with the Ordering clause and the contract Schedule. There is no limit on the number of orders that may be issued, unless specified in the Delivery-Order Limitations clause or in the contract Schedule. Orders may require delivery to multiple destinations or performance at multiple locations.

     b. Any order issued during the effective period of this contract and not completed within that period must be completed by the supplier within the time specified in the order, and the rights and obligations of the supplier and the Postal Service with respect to the order will be the same as if the order were completed during the effective period of the contract.

C.3 PROGRESS REPORTING (Clause OB-18) (June 1988)

     The contractor must submit a progress report at 30 day intervals covering work accomplished during each period of the contract performance within 5 days days after the end of each such period. The progress report must be brief, factual, and prepared in accordance with the following format:

     a.   A cover page containing-

          (1)  Contract number and title;

          (2) Type of report, sequence number of report, and period of performance being reported;

          (3)  Contractor's name and address;

          (4)  Author(s); and

          (5)  Date of report.

     b. Section I-An introduction covering the purpose and scope of the contract effort. This must be limited to one paragraph in all but the first and final report's narrative.

     c. Section II-A description of overall progress plus a separate description for each task or other logical segment of work on which effort was expended during the report period. This description must include pertinent data and/or graphs in sufficient detail to explain any significant results achieved.

     d. Section III-A description of current technical or substantive performance and any problem(s) that may impede performance, along with proposed corrective action.

     e. Section IV-A planning schedule must be included with the first progress report for all assigned tasks required under the contract, along with the estimated starting and completion dates for each task. The planning schedule must be updated and submitted with each subsequent technical progress report. An explanation of any difference between actual progress and planned progress, why the differences have occurred, and-if behind planned progress-what corrective steps are planned should be included.

     f. Section V-If applicable, financial information must be submitted for each major task or line item cost. Data must include-

          (1)  The total estimated cost budgeted (fee excluded);

          (2)  The estimated cost expended during the current reporting period;

          (3) Identification of direct labor hours of prime contractor and subcontractor(s) and/or consultant(s), if applicable;

          (4)  Total project to-date expenditures; and

          (5)  Total remaining funds.

C.4 FINAL TECHNICAL REPORTS (Clause OB-36) (June 1988)

     The draft manuscript of the final report must be submitted in 3 copies. After approval of the draft, the contractor must perform the recommended adjustments and deliver one reproducible master and 3 copies in final form. In addition, the contractor must send one copy of the final report to the USPS Library, U.S. Postal Service Headquarters, 475 L'Enfant Plaza West, SW, Washington, DC 20260-6201.

C.5 WARRANTY OF SERVICES (Optional Clause OB-54) (June 1988)

     a. "Acceptance," as used in this clause, means the act of an authorized representative of the Postal Service by which the Postal Service assumes for itself, or as an agent of another, ownership of existing and identified supplies, or approves specific services, as partial or complete performance of the contract. "Correction," as used in this clause, means the elimination of a defect.

     b. Notwithstanding inspection and acceptance by the Postal Service or any provision concerning the conclusiveness thereof, the contractor warrants that all services performed under this contract will, at the time of acceptance, be free from defects in workmanship and conform to the requirements of this contract. The contracting officer will give written notice of any defect or nonconformance to the contractor within 30 Days of discovering any warranted defect. This notice will state either that (1) the contractor must correct or reperform any defective or nonconforming services or (2) the Postal Service does not require correction or reperformance.

     c. If the contractor is required to correct or reperform, it must be at no cost to the Postal Service, and any services corrected or reperformed by the contractor will be subject to this clause to the same extent as work initially performed. If the contractor fails or refuses to correct or reperform, the contracting officer may, by contract or otherwise, correct or replace with similar services and charge to the contractor the cost occasioned to the Postal Service thereby, or make an equitable adjustment in the contract price.

     d. If the Postal Service does not require correction or reperformance, the contracting officer may make an equitable adjustment in the contract price.

                       SECTION D - PACKAGING AND MARKING

[For this document, there is no text in this section]

                      SECTION E - INSPECTION AND ACCEPTANCE

E.1  CLAUSES INCORPORATED BY REFERENCE

     The following clauses are incorporated by reference as if set forth in full text. The text of these clauses may be accessed electronically in Appendix B, Contract Clauses, of the Purchasing Manual (PM) at this address http://www.usps.com/cpim/ftp/manuals/pm/pmtc.pdf or will be provided by the contracting officer upon request. PM citations that prescribe the clauses are shown in parentheses.

CLAUSE
NUMBER   DATE           TITLE
------   ------------   ------------------------------------

2-48     June 1999      INSPECTION AND ACCEPTANCE - SERVICES
                        (2.2.1)
4-5      January 1997   INSPECTION OF PROFESSIONAL SERVICES
                        (4.6.3)

E.2  CERTIFICATE OF CONFORMANCE (Clause B-5) (January 2000)

     a. When authorized in writing by the contracting officer, the supplier may use a Certificate of Conformance for supplies or services that would otherwise require inspection. The right of inspection under the inspection provisions of this contract is not prejudiced by this procedure.

     b. The supplier's signed certificate must be attached to the inspection or receiving report.

     c. The Postal Service has the right to reject defective supplies or services within a reasonable time after delivery, by written notification to the supplier. The supplier must promptly replace, correct, or repair the rejected supplies or services at the supplier's expense.

     d.   "I certify that on                    (supplier insert date), the
                             ------------------
                              (insert supplier's name) furnished the supplies
          -------------------
          called for by Contract No.                     (supplier check which
                                     -------------------
          is applicable) by shipment via                      (carrier) on
                                         --------------------
                              (identify the bill of lading or shipping document)
          -------------------
          or                      by placing them in local inventory. I further
             --------------------
          certify that the supplies are of the quality specified and conform in all respects with the contract requirements."

     Date of Execution:

     ---------------------------------------------------------------------------

     Signature:

     ---------------------------------------------------------------------------

     Title:
            --------------------------------------------------------------------

E.3  DELAYED ACCEPTANCE (Clause 2-6) (January 1997)

     a. Acceptance under this contract will not occur until the supplier has successfully completed the preacceptance tests set forth in the Schedule.

     b. The supplier will remove any equipment and material not accepted under this contract and restore the Postal Service facility to its original condition, at no cost to the Postal Service.

     c. The supplier will pay the costs of testing for all equipment and materials rejected for failure to meet the preacceptance test requirements.

E.4 CONTRACTING OFFICER'S REPRESENTATIVE (COR) (Clause OB-21) ALTERNATE II (June 1988)

     a. The contracting officer's representative (COR) is responsible for the technical aspects of the project and technical liaison with the contractor. The COR is also responsible for the final inspection and acceptance of all reports and has such other responsibilities as the contract may specify.

     b. It is the COR's responsibility to protect the Postal Service's interests in the actual performance of the contract work and to see that the work is accomplished according to the contract specifications and drawings. The COR will prepare and submit any periodic and/or special progress reports necessary to keep the contracting officer fully informed.

     c.   The COR is delegated the following duties and authority;

          1. Inspect all work done, both during and after completion, as well as all materials furnished. Inspection may extend to any part of the work and the preparation, fabrication, and manufacture of the contractor-furnished materials to be used and incorporated on the job.

          2. Notify the prime contractor of any failure of the work or materials to conform to the contract specifications or drawings, and of any delay in the schedule.

          3. Reject materials or issue stop orders until any questions at issue can be referred to and decided by the contracting officer.

          4. Approve or reject all engineering drawings submitted for review under the contract terms.

          5. Act as property administrator for any Postal Service property furnished to or acquired by the contractor and perform the duties and responsibilities outlined in the Postal-Service Property clause if applicable. Send the contractor's receipt for any Postal property delivered to the contractor to the contracting officer within seven days after the transfer has been effected.

          6. Determine the amount and quality of the work performed and materials furnished, to be paid under any monthly progress payments.

          7. Issue written stop work orders under emergency conditions when continuation of the work would adversely affect the completed project or cause that portion of work to be removed. The order must be signed by the contractor's on-site superintendent, and a copy will be immediately forwarded to the contracting officer for issuance of a formal stop work order.

     d. The COR may designate assistant CORs to act for the COR by naming them in writing and transmitting a copy of the designation through the contracting officer to the contractor.

     e. The COR may be changed at any time by the Postal Service without prior notice to the contractor, but notification of the change, including the name and address of the successor COR, will be promptly provided to the contractor by the contracting officer in writing.

     f.   The COR assigned to monitor performance under this contract is:

          George Coupar

                         SECTION F - PAYMENT AND FUNDING

F.1  CLAUSES INCORPORATED BY REFERENCE

     The following clauses are incorporated by reference as if set forth in full text. The text of these clauses may be accessed electronically in Appendix B, Contract Clauses, of the Purchasing Manual (PM) at this address http://www.usps.com/cpim/ftp/manuals/pm/pmtc.pdf or will be provided by the contracting officer upon request. PM citations that prescribe the clauses are shown in parentheses.

CLAUSE
NUMBER   DATE           TITLE
------   ----           -----

B-22     January 1997   INTEREST (B.2.1)
2-26     January 1997   PAYMENT - FIXED PRICE (2.4.3)

F.2  INVOICES (Clause B-20) (January 1997)

     a.   The supplier's invoices must be submitted before payment can be made.

     b. The supplier agrees that submission of an invoice to the Postal Service for payment is a certification that:

          1. Any services being billed for have been performed in accordance with the contract requirements; and

          2. Any supplies for which the Postal Service is being billed have been shipped or delivered in accordance with shipping instructions issued by the contracting officer in the quantities shown on the invoice, and that the supplies are in the quantity and of the quality designated in the contract.

     c. To ensure prompt payment, an invoice must be submitted for each destination and each shipment. Each invoice must contain:

          1.   The supplier's name and address;

          2.   The contract number;

          3.   Any applicable task or delivery order number;

          4. A description of the supplies or services and the dates delivered or performed;

          5.   The point of shipment or delivery;

          6.   Any applicable unit prices and extensions;

          7.   Shipping and payment terms; and

          8.   Any additional information required by the contract.

F.3  MILESTONE PAYMENTS (modified Clause)

     Milestone payments will be made to the supplier when requested as work progresses, but not more often than every 90 days, in amounts not to exceed one third (1/3) of total contract value as approved by the contracting officer, upon the following terms and conditions:

     a.   Computation of Amounts

          1. No milestone payments may exceed 33 percent of the amount of the supplier's total costs.

          2. The supplier's total costs must be reasonable, allocable to this contract, and consistent with sound and generally accepted accounting principles and practices.

     b.   Reports - Access to Records. The supplier must:

          1. Furnish promptly such relevant reports, certificates, financial statements, and other information as may be reasonably requested by the contracting officer; and

          2. Give the Postal Service reasonable opportunity to examine and verify the supplier's books, records, and accounts.

F.3  PAYMENT DUE DATE (Clause OB-22) Alternate III (June 1988)

     a. Payments under this contract will be due on the 30th calendar day after--

          1. The date of actual receipt of a proper invoice in the office designated to receive the invoice; or

          2. The date the deliverable are accepted by the Postal Service, whichever occurs later.

     b. The date of the check issued in payment or the date of payment by wire transfer, when available, will be considered to be the date payment is made.

F.4  METHOD OF PAYMENT (Clause OB-23) (June 1988)

     a. Payments under this contract will be made either by check to the contractor or by wire transfer, when available, to an account in the contractor's name in a bank designated by the contractor at the option of the Postal Service.

     b. The contractor must forward the information called for in this paragraph (b) in writing to the address indicated in the "Billing Instructions" on the Offer and Award page of this document not later than seven calendar days after receipt of notice of award.

          1. Full name (if practicable), title, phone number, and complete mailing address of responsible official(s)--

               (a)  To whom check payments are to be sent; and

               (b) Who may be contacted concerning the bank account information requested below.

          2. The following bank account information for accomplishing wire transfers:

               (a) Name, address, and telegraphic abbreviation of the receiving financial institution.

               (b) Receiving financial institution's nine-digit American Bankers Association (ABA) identifying number for routing transfer of funds. Provide this number only if the receiving financial institution has access to the Federal Reserve Communications System (FRCS).

               (c) Recipient's name and account number at the receiving financial institution to be credited with the funds.

               (d) If the receiving financial institution does not have access to the FRCS, provide the name of the correspondent financial institution through which the receiving financial institution receives electronic funds transfer messages. If a correspondent financial institution is specified, also provide--

                    (1) Address and telegraphic abbreviation of the correspondent financial institution; and

                    (2) The correspondent financial institution's nine-digit ABA identifying number for routing transfer of funds.

     c. Any changes to the information furnished under paragraph b above of this clause must be furnished in writing at least 30 calendar days before the effective date of the change. It is the contractor's responsibility to furnish these changes 30 calendar days before submitting invoices to avoid payments to erroneous addresses or bank accounts.

     d.   The document furnishing the information required in paragraphs (b) and
          (c) above must be dated and contain the signature, title, and telephone number of the contractor official authorized to provide it, as well as the contractor's name and contract number.

                           SECTION G - SPECIAL CLAUSES

G.1  CLAUSES INCORPORATED BY REFERENCE

     The following clauses are incorporated by reference as if set forth in full text. The text of these clauses may be accessed electronically in Appendix B, Contract Clauses, of the Purchasing Manual (PM) at this address http://www.usps.com/cpim/ftp/manuals/pm/pmtc.pdf or will be provided by the contracting officer upon request. PM citations that prescribe the clauses are shown in parentheses.

CLAUSE
NUMBER   DATE           TITLE
------   ----           -----
 B-26    January 1997   PROTECTION OF POSTAL SERVICE
                        BUILDINGS, EQUIPMENT, AND VEGETATION
                        (B.2.1)

G.2  CONTRACT TYPE (Clause B-3) (January 1997)

This is a firm fixed price contract.

G.3  POSTAL SERVICE-FURNISHED PROPERTY (Clause OB-24) (June 1988)

     The Postal Service will provide item(s) of Postal Service property to the contractor for use in the performance of this contract. This property is incorporated by reference in Section I. This property must be used and maintained by the contractor in accordance with the Postal Service Property clause of this contract.

G.4  Order of Precedence (January 1997)

Any inconsistency in the provisions of a solicitation, a contract awarded under a solicitation, or a contract awarded without the issuance of a written solicitation will be resolved by giving precedence in the following order:

a.   The Schedule.
b.   The solicitation provisions and instructions.

c.   Special clauses and general clauses.
d.   Provisions contained in attendance or incorporated by reference.

                        PART 2 - CLAUSES AND ATTACHMENTS

                           SECTION H - GENERAL CLAUSES

H.1  CLAUSES INCORPORATED BY REFERENCE

     The following clauses are incorporated by reference as if set forth in full text. The text of these clauses may be accessed electronically in Appendix B, Contract Clauses, of the Purchasing Manual (PM) at this address http://www.usps.com/cpim/ftp/manuals/pm/pmtc.pdf or will be provided by the contracting officer upon request. PM citations that prescribe the clauses are shown in parentheses.

CLAUSE
NUMBER   DATE           TITLE
------   ----           -----
B-1      January 1997   DEFINITIONS (B.2.1)
B-2      January 1997   CHANGES (B.2.1)
B-8      January 1997   ASSIGNMENT OF CLAIMS (B.2.1)
B-9      January 1997   CLAIMS AND DISPUTES (B.2.1)
B-10     January 1997   PRICING OF ADJUSTMENTS (B.2.1)
B-11     January 1997   TERMINATION FOR CONVENIENCE (B.2.1)
B-13     January 1997   TERMINATION FOR DEFAULT (B.2.1)
B-14     January 1997   EXAMINATION OF RECORDS (B.2.1)
B-21     January 1997   CHANGE-ORDER ACCOUNTING (B.2.1)
B-25     January 1997   ADVERTISING OF CONTRACT AWARDS (B.2.1)
1-5      January 1997   GRATUITIES OR GIFTS (1.7.9)
1-6      January 1997   CONTINGENT FEES (1.9.2)
4-4      January 1997   NONDISCLOSURE (PROFESSIONAL SERVICES) (4.6.3)
4-7      January 1997   RECORDS OWNERSHIP (4.6.3)
5-1      January 1997   PRICE REDUCTION FOR DEFECTIVE COST OR PRICING DATA
                        (5.1.2)
5-2      January 1997   SUBCONTRACTOR COST OR PRICING DATA
6-1      January 1997   BANKRUPTCY (6.2.7)
7-8      January 1997   FEDERAL, STATE, AND LOCAL TAXES - NONCOMPETITIVE
                        CONTRACT
9-1      January 1997   CONVICT LABOR (9.2.2)
9-7      January 1997   EQUAL OPPORTUNITY (9.7.10)
9-9      January 1997   EQUAL OPPORTUNITY PREAWARD COMPLIANCE OF SUBCONTRACTS
                        (9.7.10)
9-13     January 1997   AFFIRMATIVE ACTION FOR HANDICAPPED

                        WORKERS (9.2.2)
9-14     January 1997   AFFIRMATIVE ACTION FOR DISABLED VETERANS AND VETERANS
                        OF THE VIETNAM ERA (9.10.2)

H.2  NON-DISCLOSURE OF ADDRESS INFORMATION (Clause 1-7) (January 1997)

     a. General. This contract requires the supplier to have access to address information (i.e., addresses and return addresses) that appears on pieces of mail. To ensure the confidentiality of this address information, except as permitted by this clause, no supplier or subcontractor, and no employee or former employee of any supplier or subcontractor may, at any time, during or after the completion of this contract, disclose to any third party any address information obtained in the performance of this contract. This contract does not give the supplier proprietary interest in address information, and the supplier's right to have, use, and disclose address information is restricted by the terms of this clause.

     b. Restriction of Access. The supplier agrees to control and restrict access to address information to persons who need it to perform work under this contract, and to prohibit the reproduction of this information.

     c. Confidentiality and Non-Disclosure Agreement. The supplier must require an employee (including any employee of a subcontractor) to sign the following agreement before the employee is granted access to address information:

                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

          I agree to hold in confidence any and all address information (i.e., addresses and return addresses) disclosed by the Postal Service or otherwise obtained or developed in the course of performance under
          Postal Service contract No.                . I understand that no
                                     ----------------
          address information may be disclosed to any third party without prior written consent of the United States Postal Service.


          ----------------------------------------------------------------------
          Signature

          ----------------------------------------------------------------------
          Date

     d. Legal Demands for Information. If a legal demand is made for address information (such as by subpoena), the supplier will immediately notify the contracting officer and the nearest office of the postal inspectors. After notification, the Postal Service will then determine whether and to what extent, to resist the legal demand. Should the Postal Service give in to or unsuccessfully resist a legal demand, the supplier may, with the written permission of the contracting officer, release that address information specifically requested by the legal demand.

     e. Indemnification. The supplier will indemnify the Postal Service, its employees and agents, against all liability (including costs and fees) for damages arising out of the intentional or negligent disclosure of address information other than as permitted by this clause.

     f. Subcontracts. The supplier must include this clause, modified as necessary, in any subcontract.

H.3  ORGANIZATIONAL CONFLICT OF INTEREST (Clause 1-8) (January 1997)

     a. Warranty Against Existing Conflicts of Interest. The supplier warrants and represents that, to the best of its knowledge and belief, it does not presently have organizational conflicts of interest that would diminish its capacity to provide impartial, technically sound, objective research assistance or advice, or would result in a biased work product, or might result in an unfair competitive advantage, except for advantages flowing from the normal benefits of performing this agreement.

     b. Restrictions on Contracting. The supplier agrees that during the term of this agreement, any extensions thereto, and for a period of two years thereafter, neither the supplier nor its affiliates will perform any of the following:

          1. Compete for any Postal Service contract for production of any product for which the supplier prepared any work statement or specifications or conducted any studies under this agreement.

          2. Contract (as the provider of a component or the provider of research or consulting services) with any offeror competing for any Postal Service contract for production of any product for which the supplier prepared any work statements or specifications or conducted any studies under this agreement.

          3. Contract (as the provider of a component or the provider of research or consulting services) with the offeror which wins award of a Postal Service contract for production of any product for which the supplier prepared any work statement or specifications or conducted any studies under this agreement.

     c. Possible Future Conflicts of Interest. The supplier agrees that, if after award of this agreement, it discovers any organizational conflict of interest that would diminish its capacity to provide impartial, technically sound, objective research assistance or advice, or would result in a biased work product, or might result in an unfair competitive advantage, except advantages flowing from the normal benefits of performing this agreement, the supplier will make an immediate and full disclosure in writing to the contracting officer, including a description of the action the supplier has taken or proposes to take to avoid, eliminate, or neutralize this conflict of interest.

     d.   Nondisclosure of Confidential Material

          1. The supplier recognizes that, in performing this agreement, it may receive confidential information. To the extent that and for as long as the information is confidential, the supplier agrees to take the steps necessary to prevent its disclosure to any third party without the prior written consent of the contracting officer.

          2. The supplier agrees to indoctrinate its personnel who will have access to confidential information as to the confidential nature of the information, and the relationship under which the supplier has possession of this information.

          3. The supplier agrees to limit access to the confidential information obtained, generated, or derived, and to limit participation in the performance of orders under this agreement to those employees whose services are necessary for performing them.

     e. Postal Service Remedy. If the supplier breaches or violates any of the warranties, covenants, restrictions, disclosures or nondisclosures set forth under this clause, the Postal Service may terminate this agreement, in addition to any other remedy it may have for damages or injunctive relief.

H.4 PROHIBITION AGAINST CONTRACTING WITH FORMER OFFICERS OR PCES EXECUTIVES (Clause 1-11) (January 1997)

During the performance of this contract, former Postal officers or Postal Career Executive Service (PCES) executives are prohibited from employment by the contractor as key personnel, experts or consultants, if the individuals, within five years after their retirement from the Postal Service, would be performing substantially the same duties as they performed during their career with the Postal Service.

H.5  OPTION ITEM (Clause 2-18) (January 1997)

The Postal Service may increase the quantity of supplies called for in this contract by requiring the delivery of the numbered line item identified in the Schedule as an option item, in the quantity and at the price set forth in the Schedule. The contracting officer may exercise this option, at any time within the period specified in the Schedule, by giving written notice to the supplier. Delivery of the items added by the exercise of this option will continue immediately after, and at the same rate as, delivery of like items called for under this contract, unless the parties otherwise agree.

H.6  PATENT RIGHTS - SUPPLIER RETENTION (Clause 8-15) (modified)

     a.   Definitions

          1(a)."Subject Invention" means any invention or discovery of the supplier conceived and first actually reduced to practice in the course of or under this contract, and includes any art, method, process, machine, manufacture, design, or composition of matter, or any new and useful improvement thereof, or any variety of plant, which is or may be patentable under the Patent Laws of the United States of America or any foreign country, but does not include (1) any invention or discoveries preexisting to this contract nor (2) any inventions or discoveries that are conceived or reduced to practice in the course of or under this contract but are merely an improved version of a pre-existing invention or discovery.

          1(b). "Pre-existing Invention" means any invention or discovery conceived or reduced to practice prior to this contract and any inproved versions thereof conceived or reduced to practice during the performance of this contract.

          2. "Contract" means any contract, agreement, grant, or other arrangement, or subcontract entered into with or for the benefit of the Postal Service where a purpose of the contract is the conduct of experimental, developmental, or research work.

          3. "States and Domestic Municipal Governments" means the states of the United States, the District of Columbia, Puerto Rico, the Virgin Islands, American Samoa, Guam, the Trust Territory of the Pacific Islands, and any political subdivision and agencies thereof.

          4. "To Bring to the Point of Practical Application" means to manufacture in the case of a composition or product, to practice in the case of a process, or to operate in the case of a machine and under such conditions as to establish that the invention is being worked and that its benefits are reasonably accessible to the public.

     b.   Supplier Retains Title

          1. The supplier may retain the entire right, title, and interest throughout the world or any country thereof in and to each pre-existing and each subject invention.

     c. Minimum License Acquired by the Postal Service and option for License. The supplier:

          1. (a) Hereby grants to the Postal Service a nonexclusive, nontransferable, paid-up irrevocable license to use each Subject Invention throughout the United States by or on behalf of the Postal Service.

               (b) Also grants the Postal Service the option of obtaining, upon payment of the sum set forth in CLIN 002, an exclusive irrevocable, paid-up license (including the right to sublicense) to use the pre-exising invention and the subject invention, and any of Supplier's inventions related to or used with or improved upon by the inventions (including those pre-existing to this contract) along with the labeling system. The exclusivity of this license to the Postal Service shall be limited to the delivery field, which shall include, but not be limited to, all delivery or postal applications or services such as receiving, preparing, handling and delivering the mail, letters, flats, packages, postcards, and any other item delivered by the Postal Service within the United States. The Postal Service shall have the right to choose who can use the technology for mail handled by the Postal Service.

          2. agrees to grant to responsible applicants, upon request of the Postal Service, a license on terms that are reasonable under the circumstances;

               (a) unless the supplier, his licensee, or his assignee, demonstrates to the Postal Service that effective steps have been taken within three years after a patent issues on such invention to bring the invention to the point of practical application or that the invention has been made available for licensing royalty-free or on terms that are reasonable in the circumstances, or can show cause why the principal or exclusive rights should be retained for a further period of time, or

               (b) to the extent that the invention is required for public use by governmental regulations or for other public purposes stipulated in this contract.

          3. must submit written reports at reasonable intervals, upon request of the Postal Service during the term of the patent on the subject invention regarding:

               (a) the commercial use that is being made or is intended to be made of such invention; and

               (b) the steps taken by the supplier or his transferee to bring the invention to the point of practical application, or to make the invention available for licensing.

          4. agrees to arrange, when licensing any Subject Inventions or Pre-existing Inventions, to charge reasonable royalty on purchases involving the Postal Service or companies providing items for delivery to the Postal Service; and

          5. agrees to provide for the Postal Service's paid-up license pursuant to paragraph c.1 of this clause in any instrument transferring rights in a subject invention and to provide for the granting of licenses as required by c.2 of this clause, and for the reporting of utilization information as required by paragraph
               c.3 of this clause whenever the instrument transfers principal or exclusive rights in any subject invention.

               (a) Nothing contained in this paragraph c will be deemed to grant to the Postal Service any rights with respect to any invention other than a subject invention.

     d.   Invention Identification, Disclosures and Reports

          1. The supplier must establish and maintain active and effective procedures to assure that subject inventions and improved versions of pre-existing inventions are promptly identified and timely disclosed. These procedures must include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records which show that the procedures for identifying and disclosing the inventions are followed. Upon request, suppliers must furnish contracting officers a description of such procedures so that they may evaluate and determine their effectiveness.

          2.   The supplier must furnish the contracting officer:

               (a) a complete technical disclosure for each subject invention and improved version of pre-exsiting inventions, within six months after conception or first actual reduction to practice, whichever occurs first in the course of or under the contract, but in any event prior to any on sale, public use, or publication of such invention known to the supplier. The disclosure must identify the contract and inventor(s) and be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art to which the invention pertains, a clear understanding of the nature, purpose, operation, and to the extent known, the physical, chemical, biological, or electrical characteristics of the invention;

               (b) interim reports, preferably on PS Form 882, at least every twelve months from the date of the contract listing subject inventions and improved versions of pre-existing inventions during that period and certifying that:

                    (i) the supplier's procedures for identifying and disclosing subject inventions and improved versions of pre-existing inventions as required by this paragraph e have been followed throughout the reporting period; and

                    (ii) all subject inventions and improved versions of
                         pre-existing inventions have been disclosed or that there are no such inventions; and

               (c) A final report, preferably on PS Form 882, within three months after completion of the contract work, listing all subject inventions and improved versions of pre-existing inventions or certifying that there were no such inventions.

          3. The supplier must obtain patent agreements to effectuate the provisions of this clause from all persons in his employ who perform any part of the work under this contract except nontechnical personnel, such as clerical and manual labor personnel.

          4. The supplier agrees that the Postal Service may duplicate and disclose subject invention disclosures and all other reports and papers furnished or required to be furnished pursuant to this clause.

     e.   Forfeiture of Rights in Unreported Subject Inventions

          1. The supplier must forfeit to the Postal Service all rights in any subject invention which he fails to disclose to the contracting officer within six months after the time he:

               (a) files or causes to be filed a United States or foreign application thereon, or

               (b) submits the final report required by paragraph e.2.(c) of this clause.

          2. However, the supplier must not forfeit rights in a subject invention if, within the time specified in 1.(a) or 1.(b) of this paragraph f, the supplier:

               (a) prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract; or

               (b) contending that the invention is not a subject invention, he nevertheless discloses the invention and all facts pertinent to his contention to the contracting officer; or

               (c) establishes that the failure to disclose did not result from his fault or negligence.

          3. Pending written assignment of the patent applications and patents on a subject invention determined by the contracting officer to be forfeited (such determination to be a final decision under the Claims and Disputes clause), the supplier will be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Postal Service. The forfeiture provision of this paragraph f will be in addition to and must not supersede other rights and remedies which the Postal Service may have with respect to subject inventions.

     f.   Examination of Records Relating to Inventions

          1. The contracting officer or his authorized representative will, until the expiration of three years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, documents, and other supporting data of the supplier which the contracting officer reasonably deems pertinent to the discovery or identification of subject inventions or to determine compliance with the requirements of this clause.

          2. The contracting officer or his authorized representative will have the right to examine all books (including laboratory notebooks), records, and documents of the supplier relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract, to determine whether any such inventions are subject inventions if the supplier refuses or fails to:

               (a)  establish the procedures of paragraph e.1 of this clause; or

               (b)  maintain and follow such procedures; or

               (c) correct or eliminate any material deficiency in the procedures within thirty days after the contracting officer notifies the supplier of such a deficiency.

     g.   Withholding of Payment (Not Applicable to Subcontracts)

          1. Any time before final payment of the amount of this contract, the contracting officer may, if he deems such action warranted, withhold payment until a reserve not exceeding $50,000 or five percent of the amount of this contract, whichever is less, will have been set aside if in his opinion the supplier fails to:

               (a) establish, maintain and follow effective procedures for identifying and disclosing subject inventions pursuant to paragraph e.1 of this clause; or

               (b) disclose any subject invention pursuant to paragraph e.2.(a) of this clause; or

               (c) deliver acceptable interim reports pursuant to paragraph e.2.(b) of this clause; or

               (d) provide the information regarding subcontracts pursuant to paragraph i.5 of this clause.

          2. Such reserve or balance will be withheld until the contracting officer has determined that the supplier has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

          3. Final payment under this contract will not be made before the supplier delivers to the contracting officer all disclosures of subject inventions required by paragraph e.2.(a) of this clause, an acceptable final report pursuant to e2(c) of this clause and all past due confirmatory instruments.

          4. The contracting officer may, in his discretion, decrease or increase the sums withheld up to the maximum authorized above. If the supplier is a nonprofit organization, the maximum amount that may be withheld under this paragraph will not exceed $50,000 or one percent of the amount of this contract, whichever is less. No amount will be withheld under this paragraph while the amount specified by this paragraph is being withheld under other provisions of the contract. The withholding of any amount or subsequent payment thereof will not be construed as a waiver of any rights accruing to the government under this contract.

     h.   Subcontracts

          1. For the purpose of this paragraph, the term "supplier" means the Supplier in this contract and the term "subcontractor" means the party being awarded a subcontract, regardless of tier.

          2. The supplier must ensure that every subcontract under this contract regardless of tier provides the Postal Service with the same rights it is to acquire under this Patent Rights clause. These rights may flow to the Postal Service through the Supplier in the event of a refusal by a subcontractor to accept such clause, the supplier:

               (a) must promptly submit a written notice to the contracting officer setting forth the subcontractor's reasons for such refusal and other pertinent information which may expedite disposition of the matter; and

               (b) must not proceed with the subcontract without the written authorization of the contracting officer.

          3. All invention disclosures, reports, instruments, and other information required to be furnished by the subcontractor may, be furnished to the supplier for transmission to the contracting officer.

          4. The supplier must promptly notify the contracting officer in writing upon the award of any subcontract containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the contracting officer, the supplier must furnish a copy of the subcontract. If there are no subcontracts containing patent rights clauses, a negative report must be included in the final report submitted pursuant to paragraph e.2.(c) of this clause.

          5. The supplier must identify all subject inventions or pre-existing inventions of the subcontractor of which he acquires knowledge in the performance of this contract and must notify the contracting officer promptly upon the identification of the inventions.

          6. It is understood that the Postal Service is a third party beneficiary of any subcontract clause granting rights to the Postal Service subject inventions, and the supplier hereby assigns to the Postal Service all rights that he would have to enforce the subcontractor's obligations for the benefit of the Postal Service with respect to subject inventions. The supplier will not be obligated to enforce the agreements of any subcontractor hereunder relating to the obligations of the subcontractor to the Postal Service in regard to subject inventions.

     i.   Filing of Domestic Patent Applications

          1. With respect to each subject invention in which the supplier elects to retain domestic rights pursuant to paragraph b of this clause, the supplier must have a domestic patent application filed within six months after submission of the invention disclosure pursuant to paragraph e.2.(a) of this clause, or such longer period as may be approved in writing by the contracting officer for good cause shown in writing by the supplier. With respect to such invention, the supplier must promptly notify the contracting officer of any decision not to file an application.

          2. For each subject invention on which a patent application is filed by or on behalf of the supplier, the supplier must:

               (a) within two months after such filing, or within two months after submission of the invention disclosure if the patent application previously has been filed, deliver to the contracting officer a copy of the application as filed, including the filing date and serial number;

               (b) include the following statement in the second paragraph of the specification of the application and any patents issued on the subject invention.

                    "The U.S. Postal Service has rights in this invention
                    pursuant to Contract No.                   ".
                                            -------------------

               (c) within six months after filing the application, or within six months after submitting the invention disclosure if the application has been filed previously, deliver to the contracting officer a duly executed and approved instrument on a form specified by the contracting officer fully confirmatory of all rights to which the Postal Service is entitled, and provide the Postal Service an irrevocable power to inspect and make copies of the patent application file;

               (d) provide the contracting officer with a copy of the patent within two months after a patent issues on the application; and

               (e) not less than thirty days before the expiration of the response period for any action required by the Patent and Trademark Office, notify the contracting officer of any decision not to continue prosecution of the application and deliver to the contracting officer executed instruments granting the government a power of attorney.

          3. For each subject invention in which the supplier initially elects not to retain principal domestic rights, the supplier must inform the contracting officer promptly in writing of the date and identity of any on sale, public use, or publication of such invention which may constitute a statutory bar under 35 U.S.C. 102, which was authorized by or known to the supplier, or any contemplated action of this nature.

     j.   Filing of Foreign Patent Applications

          1. With respect to each subject invention in which the supplier elects to retain principal rights in a foreign country pursuant to paragraph b.1 of this clause, the supplier must have a patent application filed on the invention in such country, in accordance with applicable statutes and regulations, and within one of the following periods:

               (a) eight months from the date of a corresponding United States application filed by or on behalf of the supplier, or if such an application is not filed, six months from the date the invention is submitted in a disclosure pursuant to paragraph e.2.(a) of this clause;

               (b) six months from the date a license is granted by the Commissioner of Patents and Trademarks to file foreign applications when such filing has been prohibited by security reasons; or

               (c) such longer period as may be approved in writing by the contracting officer.

          2. The supplier must notify the contracting officer promptly of each foreign application filed and, upon written request, must furnish an English version of such foreign application without additional compensation.

H.7 POSTAL SERVICE TITLE IN TECHNICAL DATA AND COMPUTER SOFTWARE (Clause 8-16) (Modified)

     a.   Definitions

          1. Data. Data means technical data including drawings, technical reports, studies, and similar documents; computer software and computer software documentation, including but not limited to source code, object code, algorithms, formulas, and, other data that describe design, function, operation, or capabilities, and other recorded information, regardless of the form or the medium on which it may be recorded. It does not include information incidental to contract administration, such as financial, administrative, cost or pricing, or management information.

          2. Form, fit, and function data. Data relating to an item or process that are sufficient to enable physical and functional interchangeability, as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements; except that for computer software, it means data identifying origin, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulas, and machine-level flow charts of the computer software.

          3. Limited rights data. Data other than computer software developed at private expense, including minor modifications of these data.

          4. Technical data. Data other than computer software, of a scientific or technical nature.

          5. Restricted computer software. Computer software developed at private expense that is a trade secret, is commercial or financial and confidential or privileged, or is published copyrighted computer software, including minor modifications of this computer software.

          6. Restricted rights. The rights of the Postal Service in restricted computer software, as set forth in a Restricted Rights Notice as provided in paragraph h below, or as otherwise may be provided in a collateral agreement incorporated in and made part of this contract.

          7. Unlimited rights. The rights of the Postal Service in technical data and computer software to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform and display publicly, in any manner and for any purpose, and to have or permit others to do so.

     b.   Rights

          1. The Supplier retains title to all data first produced in the performance of this contract. Accordingly, the supplier assigns all rights, title, and interest to the Supplier in all data first produced in performance of this contract. The supplier, unless directed otherwise by the contracting officer, must place on all such data delivered under this contract the following notice:

               "This data is the confidential property of the Supplier and may not be used, released, reproduced, distributed or published without the express written permission of the Supplier."

          2. The supplier grants to the Postal Service a royalty-free, nonexclusive, irrevocable license throughout the United States to use any manner any portion of data that is not first produced in the performance of this contract but in which copyright is owned by the supplier and that is incorporated in the data furnished under this contract, and to authorize others to do so for Postal Service purposes.

          3. Unless the contracting officer's written approval is obtained, the supplier may not include in any data prepared for or delivered to the Postal Service under this contract any data which is not owned by the supplier or the Postal Service without acquiring for the Postal Service any right necessary to perfect a license of the scope set forth in subparagraph b.2.

     c. Indemnity. The supplier indemnifies the Postal Service (and its officers, agents, and employees acting for the Postal Service) against any liability, including costs and expenses, (1) for violation of proprietary rights, copyrights, or rights of privacy or publicity, arising out of the creation, delivery, or use of any works furnished under this contract, or (2) based upon any libelous or other unlawful matter contained in these works. This provision does not apply to material furnished by the Postal Service and incorporated in the works to which this clause applies.

     d.   Additional Rights in Technical Data

          1. Except as provided in paragraph b, the Postal Service has unlimited rights in:

               (a) Form fit, and function data, including such data developed at private expense, delivered under this contract, and

               (b) Technical data delivered under this contract that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this contract.

          2.   Copyright

               (a) The contracting officer may direct the supplier to establish, or authorize the establishment of, rights to use the copyright in the technical data and to assign, or obtain the written assignment of, the rights to use the copyright to the Postal Service or its designated assignee.

               (b) The supplier may not, without prior written permission of the contracting officer, incorporate in technical data delivered under this contract any data not first produced in the performance of this contract containing the copyright notice of 176 U.S.C. 401 or 402, unless the supplier identifies the data and grants to the Postal Service, or acquires on its behalf at no cost to the Postal Service, a paid-up, nonexclusive, irrevocable worldwide license in such copyright data to reproduce, prepare derivative works, distribute copies to the public, and perform and display the data publicly.

               (c) The Postal Service agrees not to remove any copyright notices placed on data pursuant to this section d, and to include such notices on all reproductions of the data.

     e.   Release, Publication, and Use of Technical Data and Computer Software

          1. Unless prior written permission is obtained from the contracting officer or to the extent expressly set forth in this contract, the supplier will not use, release to others, reproduce, distribute, or publish any technical data or computer software first produced by the supplier in the performance of the contract.

          2. The supplier agrees that if it receives or is given access to data or software necessary for the performance of this contract that contain restrictive markings, the supplier will treat the data or software in accordance with the markings unless otherwise specifically authorized in writing by the contracting officer.

     f.   Unauthorized Marking of Data or Computer Software

          1. If any technical data or computer software delivered under this contract are marked with the notice specified in paragraph h and the use of such a notice is not authorized by this clause, or if the data or computer software bear any other unauthorized restrictive markings, the contracting officer may at any time either return the data or software or cancel the markings. The contracting officer must afford the supplier at least 30 days to provide a written justification to substantiate the propriety of the markings. Failure of the supplier to timely respond, or to provide written justification, may result in the cancellation of the markings. The contracting officer must consider any, written justification by the supplier and notify the supplier if the markings are determined to be authorized.

          2. The foregoing procedures may be modified in accordance with Postal Service regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder. In addition, the supplier is not precluded from bringing a claim in connection with any dispute that may arise as the result of the Postal Service's action to remove any markings on data or computer software, unless this action occurs as the result of a final disposition of the matter by a court of competent jurisdiction.

     g.   Omitted or Incorrect Markings

          1. Technical data or computer software delivered to the Postal Service without the limited rights notice or restricted notice authorized by paragraph h, or the data rights notice required by paragraph b, will be deemed to have been furnished with unlimited rights, and the Postal Service assumes no liability for the disclosure, use, or reproduction of such data or computer software. However, to the extent the data or software have not been disclosed outside the Postal Service, the supplier may request, within six months (or a longer time approved by the contracting officer) after delivery of the data or software, permission to have notices placed on qualifying technical data or computer software at the supplier's expense, and the contracting officer may agree to do so if the supplier:

               (a) Identifies the technical data or computer software to which the omitted notice is to be applied;

               (b) Demonstrates that the omission of the notice was inadvertent;

               (c) Establishes that the use of the proposed notice is authorized; and

               (d) Acknowledges that the Postal Service has no liability with respect to the disclosure, use, or reproduction of any such data or software made before the addition of the notice or resulting from the omission of the notice.

          2. The contracting officer may also (a) permit correction of incorrect notices, at the supplier's expense, if the supplier identifies the technical data or computer software on which correction of the notice is to be made and demonstrates that the correct notice is authorized, or (b) correct any incorrect notices.

     h.   Protection of Rights

          1. Protection of Limited Rights Data. When technical data other than data listed in section d., above, are specified to be delivered under this contract and qualify as limited rights data, if the supplier desires to continue protection of such data, the supplier must affix the following "Limited Rights Notice" to the data, and the Postal Service will thereafter treat the data, subject to paragraphs f. and g. above, in accordance with the
               Notice:

               "LIMITED RIGHTS NOTICE

               These technical data are submitted with limited rights under
               Postal Service Contract No.          (and subcontract         ,
                                          ---------                  -------
               if appropriate). These data may be reproduced and used by the Postal Service with the express limitation that they will not, without written permission of the supplier, be used for purposes of manufacture or disclosed outside the Postal Service; except that the Postal Service may disclose these data outside the Postal Service for the following purposes, provided that the Postal Service makes such disclosure subject to prohibition against further use and disclosure:

               (1)  Use (except for manufacture) by support service suppliers.

               (2)  Evaluation by Postal Service evaluators.

               (3) Use (except for manufacture) by other suppliers participating in the Postal Service's program of which the specific contract is a part, for information and in connection with the work performed under each contract.

               (4)  Emergency repair or overhaul work.

                    This Notice must be marked on any reproduction of these data, in whole or in part."


          2.   Protection of Restricted Computer Software

               (a) When computer software is specified to be delivered under this contract and qualifies as restricted computer software, if the supplier desires to continue protection of such computer software, the supplier must affix the following "Restricted Rights Notice" to the computer software, and the Postal Service will thereafter treat the computer software, subject to paragraphs f and g above, in accordance with the
                    Notice:

                    "RESTRICTED RIGHTS NOTICE

                    a.   This computer software is submitted with restricted
                         rights under Postal Service Contract No.          (and
                                                                  --------
                         subcontract                  if appropriate). It may
                                     ----------------
                         not be used, reproduced, or disclosed by the Postal Service except as provided below or as otherwise stated in the contract.

                    b.   This computer software may be:

                         (1) Used or copied for use in or with the computer or computers for which it was acquired, including use at any Postal Service installation to which the computer or computers may be transferred;

                         (2) Used or copied for use in a backup computer if any computer for which it was acquired is inoperative;

                         (3) Reproduced for safekeeping (archives) or backup purposes;

                         (4) Modified, adapted, or combined with other computer software, provided that the modified, adapted, or combined portions of any derivative software incorporating restricted computer software are made subject to the same restricted rights;

                         (5) Disclosed to and reproduced for use by support service suppliers in accordance with 1 through 4 above, provided the Postal Service makes such disclosure or reproduction subject to these restricted rights; and

                         (6) Used or copied for use in or transferred to a replacement computer.

                    c. Notwithstanding the foregoing, if this computer software is published copyrighted computer software, it is licensed to the Postal Service, without disclosure prohibitions, with the minimum rights set forth in the preceding paragraph.

                    d. Any other rights or limitations regarding the use, duplication, or disclosure of this computer software are to be expressly stated in, or incorporated in, the contract.

                    e. This Notice must be marked on any reproduction of this computer software, in whole or in part."

               (b) When it is impracticable to include the above Notice on restricted computer software, the following short-form Notice may be used instead, on condition that the Postal Service's rights with respect to such computer software will be as specified in the above Notice unless otherwise expressly stated in the contract.

                    "RESTRICTED RIGHTS NOTICE (SHORT FORM)

                    Use, reproduction, or disclosure is subject to restrictions
                    set forth in Contract No.              (and subcontract
                                              -----------
                                       , if appropriate) with
                    ------------------
                                          name of supplier and subcontractor)."
                    ---------------------

     i. Subcontracting. The supplier has the responsibility to obtain from its subcontractors all computer software and technical data and the rights therein necessary to fulfill the supplier's obligations under this contract. If a subcontractor refuses to accept terms affording the Postal Service such rights, the supplier must promptly bring such refusal to the attention of the contracting officer and may not proceed with subcontract award without further authorization.

     j. Standard Commercial License or Lease Agreements. The supplier unconditionally accepts the terms and conditions of this clause unless expressly provided otherwise in this contract or in a collateral agreement incorporated in and made part of this contract. Thus the supplier agrees that, notwithstanding any provisions to the contrary contained in the supplier's standard commercial license or lease agreement pertaining to any restricted computer software delivered under this contract, and irrespective of whether any such agreement has been proposed before or after issuance of this contract or of the fact that such agreement may be affixed to or accompany the restricted computer software upon delivery, the Postal Service has the rights set forth in this clause to use any restricted computer software delivered under this contract.

     k. Relationship to Patents. Nothing contained in this clause implies a license to the Postal Service under any patent or may be construed as affecting the scope of any license or other right otherwise granted to the Postal Service.

H.8  AUTHORIZATION AND CONSENT (Clause 8-2) (January 1997)

     a. Research and Development Work. The Postal Service authorizes and consents to all use and manufacture of any invention covered by a U.S. patent in the performance of research, development, or experimental work called for, or performed as a necessary activity, in the performance of this contract or any subcontract, at any tier.

     b. Supplies and Construction. The Postal Service authorizes and consents to all use and manufacture of any invention covered by a U.S. patent in performing this contract or subcontract, at any tier, that is:

          1. Embodied in the structure or composition of any article, the delivery of which is accepted by the Postal Service under this contract; or

          2. Used in machinery, tools, or methods whose use necessarily results from compliance by the supplier or subcontractor with (a) specifications or written provisions forming a part of this contract or (b) specific written instructions given by the contracting officer directing the manner of performance.

          3. Determination of Liability. The liability of the Postal Service for patent infringement or for the unauthorized use of any patent will be determined by the provisions of any patent indemnity clause included in this contract or in any subcontract under this contract (at any tier) and by any indemnification or warranty (express or implied) otherwise provided by the supplier or subcontractor for similar products or services when supplied to commercial buyers.

          4. Flowdown. The supplier must include, and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts under this contract at any tier that are expected to exceed $50,000.

H.9 NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT (Clause 8-3) (January 1997)

     a. The supplier must report to the contracting officer, in writing, promptly and in reasonable detail, any notice, claim, or suit regarding patent or copyright infringement (or unauthorized use of a patent or copyright) based on performance of this contract.

     b. At the contracting officer's request, the supplier must furnish all evidence and information in its possession pertaining to the suit or claim. The evidence and information will be furnished at the expense of the Postal Service except when the supplier has agreed to indemnify the Postal Service.

     c. This clause must be included in all subcontracts under this contract, at any tier, over $50,000.

H.10 PATENT INDEMNITY (Clause 8-4) (January 1997)

     a. Except as provided in paragraph d below, the supplier indemnifies the Postal Service, its employees, and its agents against liability, including costs and fees, for patent infringement (or unauthorized use) arising from the manufacture, use, or delivery of supplies, the performance of service, the construction or alteration of real property, or the disposal of property by or for the Postal Service, if the supplies, service, or property (with or without relatively minor modifications) have been or are being offered for sale or use in the commercial marketplace by the supplier.

     b. The Postal Service must promptly notify the supplier of any claim or suit subject to the indemnity of paragraph a above alleging patent infringement or unauthorized use of a patent.

     c. To the extent allowed by law, the supplier may participate in the defense of any suit to which this clause applies.

     d.   This indemnification does not apply to:

          1. Infringements for the unauthorized use of a private patent covered by this indemnity resulting from the contracting officer's specific written direction, compliance with which requires an infringement; or

          2. Infringement or unauthorized use claims that are unreasonably settled without the supplier's consent before litigation.

     e. This clause must be included in all subcontracts under this contract, at any tier, over $50,000.

H.11 Clause 8-17 Delivery of Limited Rights and Restricted Computer Software (January 1997)

     To the extent that the supplier has, in its proposal, identified pre-existing proprietary data or restricted computer software pursuant to the "Representation of Rights in Data" of the solicitation, the contracting officer, or a duly authorized representative, until the expiration of three years after final payment of this contract, will have the right to examine any books, records, documents or other data supporting the supplier's claim(s) hereunder. Notwithstanding the supplier's rights and claims of, and the Postal Service's agreement to protect, pre-existing proprietary data or software, the Postal Service will have unlimited or unrestricted rights without additional supplier compensation, to any data or software identified above, that is:
     (1) Obtained independent of this contract;
     (2) In the public domain; or
     (3) Determined, subsequent to the effective date of this contract, to not have qualified as pre-existing data or software or a derivative of pre-existing data or software to which the supplier would have such proprietary rights.

H.12 MANUFACTURE OF REPAIR PARTS (Clause 8-18) (January 1997)

     In addition to the Postal Service rights specified in the "Limited Rights Notice" of the clause entitled "Rights in Technical Data" paragraph g, the Postal Service has the unilateral right to use competitive procedures to procure repair parts or assemblies for the equipment or supply items being developed under this contract. If the repair parts or assemblies have been identified as being subject to protection under "Limited Data Rights" or "Restricted Computer Software" provisions of this contract, the Postal Service will obtain a nondisclosure agreement from interested offerors prior to releasing any drawings, specifications or other descriptive documentation suitable for manufacturing or reproducing such repair parts of assemblies.

                         SECTION I - LIST OF ATTACHMENTS

Attachment No.   No. of Pages    Attachment Title
--------------   ------------   -----------------
      01              06        Statement of Work
      02              05        Supplier proposal

                                  ATTACHMENT I
 Statement of Work: Development of Photochromic/Thermochromic Inks for Flat Mail
--------------------------------------------------------------------------------

                                Statement of Work

          Development of Photochromic/Thermochromic Inks for Flat Mail

1.   Background:

There have been significant advances in United States Postal Service (USPS) flat mail technologies in recent years. Mail is automatically sorted to destination point by recognition of customer applied, pre-barcoded POSTNET codes. In addition, most non-bar-coded flat mail is sorted by address decoding using Optical Character Recognition (OCR) techniques.

In Letter mail processing equipment, mail without customer applied barcodes or OCR readable addresses, is identified (marked) using a fluorescent identification (ID) code applied to a mailpiece by an Ink Jet Printer (IJP). This allows for further decoding and processing by manual "keying" or computer address recognition systems. The IJP technology is relatively mature and is capable of printing on Letter mail sorting transports operating at 110-160 inches per, second (IPS). The USPS letter mail network "logs" mail IDs

Similarly, the destination for some flat mail pieces cannot be decoded by OCR or barcode reading equipment. This mail has to be directed by manual "keying" of portions of the address or ZIP code. Application of an ID code similar to Letter mail has never been required on flat mail. Most flat mail is pre-barcoded and is only sorted once at destination. However some pieces are keyed more than once as they move through the automation system. This extra keying could be avoided if an ID system were implemented on Flat mail.

There are several new automation initiatives being considered for flat mail. Sorting flats to Carrier Sequence could provide considerable savings. There are also opportunities to make use of a remote data base system to "look-up" and track flat pieces in a similar manner to the Letter mail ID Code Sorting (ICS) system. Both of these systems will require that a barcode or similar ID be applied to flat mail to avoid multiple manual keying.

IJP printing methods used on Letter mail could be applied to flat mail. However, flat mail materials are very different from those used on letter mail and there are difficulties in applying IJP inks directly. Flat mail materials are often high quality glossy or plastic and not suitable for water-based inks. Flats often do not have an area clear of print and there is no standard "clear area", as exists on letter mail, for printing a code. Mailers object to codes applied over their commercial print and this can interfere with reading of the code.

The USPS has conducted a study to identify potential methodologies for marking Flat Mail. A number of possible technologies were discovered.

One potential proprietary technology uses Photochromic or Thermochromic materials. These materials are invisible until excited by UV light or microwave radiation. The materials could be integrated into a variety of possible ink bases for application on Postal Flat equipment. The Postal Service is particularly interested in this technology. It is acceptable to Mailers and would be used with existing Flat Mail sorter OCR scanner equipment. Any ink developed could use an ink base with improved adhesion and drying characteristics.

The purpose of this Statement of Work is to develop the proprietary Photochromic/Thermochromic concept into a viable application solution for USPS Flat Mail.

--------------------------------------------------------------------------------
                                        1

 Statement of Work: Development of Photochromic/Thermochromic Inks for Flat Mail
--------------------------------------------------------------------------------

2.   Objectives:

2.1  General:

The objective of this task is to develop and/or refine an ID marking system for USPS flat mail based on the previously identified material systems of photochromics/thermochromics. The contractor will demonstrate a solution clearly suitable for use in applying and reading an ID on flat mail at rates of up to three items/second (1101PS) using the current imaging hardware of Flat mail sorters.

The resulting solution will consist of a material or combination of materials that can be applied to a Flat Mail piece on a typical USPS Flat Mail sorting machine such as the AFSM 100. The material must be capable of being applied as an ID barcode and must be clearly distinguishable and capable of being read on the AFSM camera systems. The material must adhere to the various Flat Mail materials used by mailers including, but not limited to polywrap (plastic), tyvec and glossy print.

The ID marking system will primary consist of several ink and/or label materials but this task also requires that a physical application method such as a printer or labeler be defined and tested to complete the system solution. Any drying mechanisms and emission reduction equipment must also be defined and tested.

In addition, this task requires engineering of Photochromic/Thermochromic stimulus systems that will excite the material in the required response time of several milliseconds or less.

The ID barcode protocol is not defined for this task and for initial testing is left to the discretion of the contractor. However, the protocol must be capable of being read by USPS AFSM camera systems. Possible coding schemes are bar/no-bar and two or four state codes.

2.2  Components:

There are three main components to this task:

     .    Materials development

     .    Hardware Development

     .    Test and Validation of Materials and Hardware

Materials development is the development of the Photochromic/Thermochromic marking material in a form that will be physically applied to the Flat mailpiece to form an ID code. Materials also include a label method as an alternative to direct application.

Hardware development is the development of equipment to apply the Material or materials (above) to the Flat mailpiece and equipment to stimulate the material for recognition of the applied ID code. The hardware development for this task will primarily involve modifying existing printing, labeling and stimulus products to function with the Photochromic/Thermochromic marking material.

--------------------------------------------------------------------------------
                                        2

 Statement of Work: Development of Photochromic/Thermochromic Inks for Flat Mail
--------------------------------------------------------------------------------

Test and Validation of Materials and Hardware will consist of testing on sorter bench test equipment to simulate USPS Flat mail sorters. Final testing will be performed on an AFSM 100 Flat sorter test bed.

3.   Task Requirements:

3.1  Materials Development:

The requirements of the materials to be used to create the marking system are:

     .    Transparent ("clear" or "invisible") in normal state.

     .    Black on white in excited state.

     . Adequate discrimination in excited state to allow reading by USPS scanner cameras, which are Charge Coupled Device (CCD) based.

     . Compatible with printing/labeling systems to allow application on a 110 Inches per second (IPS) transport or at 3 pieces per second.

     . Good adhesion to Polywrap (plastic), tyvec and high gloss magazine covers.

     . Good resilience with minimum damage to a code after six sort cycles through USPS Flat sorting equipment.

     . Environmentally friendly both in application (volatility, emissions) and toxicity.

     . Cost effective. A target material cost of less than .1c per application.

The developed materials will result in a black ID code over a white base "primer" or label. The resulting ID code is required to have a high enough black code to white background ratio (print contrast ratio) to be easily discriminated by Flat mail sorter scanner cameras such as the Accusort AV1220 models used on the USPS AFSM100.

The materials are required to be applied by printing and labeling devices that can apply the black code, primer or label at transport speeds up to 110 IPS or up to 3 Flat mail pieces per second.

The materials are required to adhere adequately to the prints and covers that makeup Flat mailpieces. Flat mailpieces consist of, but are not limited to Polywarps (plastics), tyvec, high gloss print, newspaper etc. In order to avoid smudging, the materials must dry (or be dried) in 3 seconds or less. The developed materials must also maintain consistency as the Flat mailpiece is sorted through USPS sorting equipment over a period of up to 10 days.

It is accepted that the developed materials may not be water-based substances as are currently used by the USPS. However, the USPS has a policy of reducing Environmental impacts and it is difficult to distribute and store volatile materials. The developed materials must have no toxicity and any emissions must be adequately controlled. In addition, any material with a flash point below 100 degrees Fahrenheit would be problematic for USPS deployment.

--------------------------------------------------------------------------------
                                        3

 Statement of Work: Development of Photochromic/Thermochromic Inks for Flat Mail
--------------------------------------------------------------------------------

In order to maximize the potential savings of a Flat mail ID system, the developed material's cost per piece should be kept below $1 per thousand (.1c each).

3.2  Hardware Development:

It is expected that hardware development for this task will be limited to adapting existing commercial products to function for use in the Flats ID system. These modules may include but are not limited to:

Label applicator.

Printer for base material.

Printer for ID code.

Ink curing or drying system.

Emission collector.

Ink excitation units.

A label applicator will apply any required transparent or opaque label to the Flat mail piece.

Printers will apply any base "primer" coat and the final ID code to the Flat mail piece.

Ink curing or drying systems may consist of light, radiation, heat or airflow etc. to cure or dry applied inks or adhesives.

Emission collection devices may be required to remove any toxic or inflammable emissions from ink or adhesive drying.

Ink excitation devices may consist of heat, light or microwave radiation etc. to excite the applied ID code (and background) allowing reading by the Flat mail scanner camera.

The Postal Service anticipates that the contractor will require assistance in acquiring and setting up hardware modules. The cost of any hardware units defined 3.2 above will be born by the USPS.

3.3  Test and Validation of Materials and Hardware:

Testing and validation of materials and hardware for this task will ensure the feasibility and practicality of the Photochromic/Thermochromic solution.

Initial testing will be limited to material feasibility tests with marking applied to various Flat Mail materials. These tests will be conducted at the contractors' facilities.

Further testing will consist of applying the ID code solution to single pieces of Flat test mail on a USPS provided bench tester to simulate the speed and operation of the Flat mail sorter

--------------------------------------------------------------------------------
                                        4

 Statement of Work: Development of Photochromic/Thermochromic Inks for Flat Mail
--------------------------------------------------------------------------------

transport. The various hardware modules to be used for the final solution will be integrated into this bench device to facilitate testing. Results will be tested for adhesion, readability, reliability, consistency and emissions. These tests will be conducted at the contractors' facilities.

Final testing will be performed on an AFSM 100 induction station module and will consist of applying the ID code solution to multiple pieces of Flat test mail at standard AFSM 100 speeds. Test mail will consist of a wide variation of samples and cover materials. Results will be tested for adhesion, readability, reliability, consistency and emissions. These tests will be conducted at an East Coast test facility to be determined by the USPS.

Mounting of required hardware, modifications to Flat Mail scanner cameras and control or testing functions will be performed by USPS AFSM 100 contractors and is outside the scope of this task. However, the contractor is responsible for ensuring that equipment is installed correctly on the induction station module and that performance criteria are met.

5.0  Schedule:

This is a development task and as such the USPS recognizes that flexibility in schedule is required. However:

The duration of this task is 9 months from contract award.

Initial testing should be completed within 6 months from contract award.

Bench simulation testing should begin 6 months from contract award.

Final testing should begin 8 months from contract award.

5.0  Data Rights:

5.1  Materials:

The contractor reserves the rights to all formulas and procedures in connection with development of the materials defined in 3.1 above.

5.2  Hardware Development, Test and Validation:

Excepting material development in 5.1 above, all Software, Hardware, Documentation, Components, Process, Design Approach, Ideas and Data developed by the Contractor, or by personnel employed by the contractor, on this project shall remain the property of the USPS.

Excepting material development in 5.1 above, the prior, express written permission of the USPS is required to establish claim to copyright or patent in all developments first produced in performance of this contract.

--------------------------------------------------------------------------------
                                        5

 Statement of Work: Development of Photochromic/Thermochromic Inks for Flat Mail
--------------------------------------------------------------------------------

5.3  USPS rights to Materials:

At completion of this task, the USPS reserves the right to purchase from the contractor the non-exclusive and non-transferable license rights to use the developed materials defined in 3.1 above.

6.   Deliverables:

A progress report that details progress will be provided to the USPS at each 30 day period after contract award.

A final operating solution as defined in 3.3 above will be provided to the USPS 270 days (9 months) after contract award along with a report defining how the solution is implemented.

--------------------------------------------------------------------------------
                                       6

                                  ATTACHMENT II                       [LOGO]
                                                                 Spectra Systems
                                                                   CORPORATION

Response to USPS Statement of Work:

             Adaptive Labeling for the United States Postal Service

Spectra Systems proposes to develop an invisible labeling system that is suitable for flat mail coding and identification within an AFSM system. Spectra's objective is to demonstrate a system which is clearly suitable for use in coding and reading flat mail at rates of ~ 3 items/second using the current or planned imaging hardware of the AFSM platform. The development activities will include refinement of the previously identified material systems of photochromics, thermochromics and the use of stimulus-based, phase change coating from lower critical solution temperature media along with the engineering of an appropriate stimulus system, all with the required response time of several milliseconds or less.

The project can be divided into the following three task areas:

I.   Materials development
II.  Hardware Development
III. Test and Validation of Materials and Hardware

SOW 3.1 Materials Development

     A.   Reversible "White" background
          Spectra has identified two material systems that it will pursue in the development of a reversible clear-to-white-to-clear background coating. Spectra envisions a coating that can be directly printed on a flat mail substrate or layered on the surface of an adhesive transparent label. Both material systems (LCST and CES) use a localized shift in temperature for activation (clear to white). Critical design objectives will be the activation speed, low delta T, and print compatibility of the coating.

     B.   Ink development
          The goal of the ink development activity is to produce an IJP compatible, invisible ink that, upon appropriate stimulus, will reversibly turn from a relatively invisible state to a dark state thus providing high contrast against the reversible white background layer as described in section A above.

Upon completion of the materials development task, Spectra's materials will meet the following requirements:

               .    Transparent ("clear" or "invisible") in normal state.
               .    Black on white in excited state.
               .    Adequate discrimination in excited state to allow reading by
                    USPS scanner cameras, which are Charge Coupled Device (CCD) based.
               .    Compatible with printing/labeling systems to allow
                    application at a target rate of 3 pieces per second.
               .    Good adhesion to Polywrap (plastic), tyvec and high gloss
                    magazine covers.
               .    Good resilience with minimum damage to a code after six sort cycles through USPS Flat Mail sorting equipment.

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                                                                 Spectra Systems
                                                                   CORPORATION

               . Environmentally friendly both in application (volatility, emissions) and toxicity.
               . Cost effective. A target material cost of $0.003 per application.

SOW 3.2 Hardware Development

As a hardware component to the invisible label system, a stimulus device will serve to rapidly (and temporarily) transform the encoded dataform materials of
Section 3.1 on the flat mail from its clear state to a high contrast readable state prior to the image reading system. Activities in this regard will be tasks that will test and evaluate a variety of stimulus methods that can best meet the requirements of speed and safety.

Spectra will develop appropriate stimulus hardware for reading and labeling a demonstration label at AFSM 100 speeds. Spectra will work closely with the USPS to select USPS recommended vendor hardware for applying the inks and labels.

SOW 3.3 Test and Validation of Materials and Hardware

Testing and validation of materials and hardware for this task will ensure the feasibility and practicality of the Photochromic/Thermochromic solution.

Initial testing will be limited to material feasibility tests with marking applied to various Flat Mail materials. These tests will be conducted at Spectra's facilities.

Further testing will consist of applying the ID code solution to single pieces of test Flat Mail on a USPS provided bench tester to simulate the speed and operation of the Flat Mail sorter transport. The various hardware modules to be used for the final solution will be integrated into this bench device to facilitate testing. Results will be tested for adhesion, readability, reliability, consistency and emissions. These tests will be conducted at Spectra's facilities.

Final testing will be performed on an AFSM 100 induction station module and will consist of applying ID code labels to multiple pieces of test Flat Mail at standard AFSM 100 speeds. Test mail will consist of a wide variation of samples and cover materials. Results will be tested for adhesion, readability, reliability, consistency and emissions. These tests will be conducted at an East Coast test facility to be determined by the USPS.

Spectra is responsible for ensuring that hardware components are installed properly and that performance requirements are met.

Stimulus system performance:

     l. Develop and conduct test bed demonstration of system performance at Spectra at simulated flat mail speeds.
     2. Stimulus hardware and read capability with prototype hardware and consumables on an AFSM 100 induction station module provided at a USPS East Coast test facility.
     3.   Provide USPS a detailed report on material/system performance.

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                                                                 Spectra Systems
                                                                   CORPORATION

SOW 4.0 Schedule

The duration of this task is 9 months from contract award.
Initial testing should be completed within 6 months from contract award. Bench simulation testing should begin 6 months from contract award. Final testing should begin 8 months from contract award.

SOW 5.0 Data Rights

5.1 Materials:

Spectra reserves the rights to all formulas and procedures in connection with development of the materials defined in 3.1 above.

5.2 Hardware Development, Test and Validation:

Excepting material development in 3.1 above and associated stimulus hardware in
3.2 above that is specific to material development and use, all Software, Hardware, Documentation, Components, Process, Design Approach, Ideas and Data for use on a USPS induction station developed by Spectra, or by personnel employed by Spectra, on this project shall remain the property of the USPS.

5.3 USPS rights to Materials:

At completion of the development task, the USPS will have the right to purchase, for $329,164 (the "second tranche"), a non-exclusive, (except as pertaining to the postal application within the United States), and non-transferable license to use the invisible labeling system technology. Where the U.S. postal application is concerned, the USPS will have the right to choose which entities can use the technology for mail that is handled by the USPS, so as to control one standard for the postal labeling solution.

SOW 6.0 Deliverables:

A progress report that details progress will be provided to the USPS at 30 day intervals beginning 30 days after the contract award date.

A final operating solution as defined in 3.3 above will be provided to the USPS 270 days (9 months) after the contract award date along with a report defining the implementation of the solution.

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                                                                      [LOGO]
                                                                 Spectra Systems
                                                                   CORPORATION

Detailed Description of Work:

I.   Materials Development

     A.   Reversible "White" background

          Spectra has identified two material systems that it will pursue in the development of a reversible clear-to-white-to-clear background coating. Spectra envisions this as a coating that can be directly printed on to a flat mail substrate or to be layered on the surface of an adhesive transparent label. Both material systems (LCST and CES) use a localized shift in temperature for activation (clear to white). Critical design objectives will be the activation speed, low delta T, and print compatibility of the coating.

               1.   LCST development (Phase separation system)

                         i.   Identify microencapsulated LCST liquid systems:
                                   a.   Microencapsulation of selected LCST
                                        material
                                   b.   Evaluate ST, T, 1s optical performance
                                        (opacity)
                         ii.  Identify solid solution systems:
                                   a. Combine phase change and PH transforming solid systems for color change
                                   b.   Evaluate ST, T, 1s optical performance
                                        (opacity)

               2. Christianson Effect System (Index matching/mismatching system)

                         i.   Identify solid solution systems:
                                   a.   Evaluation of solid and particle
                                        materials
                                   b.   Evaluation of polymer dispersed liquid
                                        phase materials
                                             .    Curable films with
                                                  non-crystalline liquids
                                             .    Polymer dispersed liquid
                                                  crystals
                         ii.  Evaluate ST, T, 1s optical performance (opacity)

               3.   Background layer application protocol

                         i.   Develop primer and application protocol
                         ii. Evaluate printing parameters (film thickness, curing method, curing time, and environmental robustness)
                         iii. Evaluate and test on multiple types of flat mail
                              substrates

     B.   Ink development

          The goal of the ink development activity is to produce an UP compatible, invisible ink that upon appropriate stimulus, will reversibly turn from a relatively invisible state to a